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                                                              Exhibit 99.(d)(11)

                                 AMENDMENT NO. 1
                                       TO
                                 CMG FUND TRUST
                               CMG CORE BOND FUND

                          INVESTMENT ADVISORY CONTRACT


                                 Amendment No. 1

     This is entered into this_____ day of__________ 2003 between CMG Core Bond Fund, a portfolio of CMG Fund Trust, an Oregon business trust, (the "Fund") and Columbia Management Advisors, Inc., an Oregon corporation (the "Adviser").

                                   BACKGROUND

1. On June 29, 2000 the Fund and Adviser entered into an Investment Advisory Contract (the "Agreement"). The parties wish to amend the Agreement to provide for a unified fee structure.

2. The Fund has changed its name from "CMG Fixed Income Securities Fund" to "CMG Core Bond Fund".

     Therefore, in consideration of the above, the Agreement is amended as follows:

                                    AGREEMENT

1. Section 2 of the Agreement is deleted in its entirety and in its place is inserted the following:

     ALLOCATION OF CHARGES AND EXPENSES.

     (a) With respect to the Fund, the Adviser shall pay all operating costs and expenses of the Fund (other than those described in subsection (b) below, which shall be paid by the Trust) including custodian fees, transfer agent fees, legal fees for the Fund, accounting expenses (other than auditing fees), and governmental fees, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Trust's registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports, all executive salaries and executive expenses, office rent of the Trust, ordinary office expenses (other than the expense of clerical services relating to the administration of the Trust), and for any other expenses that, if otherwise borne by the Trust, would cause the Trust to "be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter" pursuant to Rule 12b-1 under the Act, of each class of each series. The Adviser shall provide investment advisory, statistical, and

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research facilities and all clerical services relating to research, statistical, and investment work with respect to the Fund.

     (b) The Trust shall not be required to pay any expenses of the Trust other than the following: disinterested trustees fees and expenses, including their legal counsel, auditing expenses, interest incurred on borrowing by a Fund, if any, portfolio transaction expenses, taxes and extraordinary expenses of the Fund.

2. Section 3 of the Agreement is deleted in its entirety and in its place is inserted the following:

     COMPENSATION OF THE ADVISER

     (a) For services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 of this Agreement, for each calendar month each portfolio of the Trust shall pay, on behalf of each of the Funds, to the Adviser a management fee computed at the annual rate set forth below based on the Fund's daily net assets:

          CMG Core Bond Fund                0.25%

If the asset value is not required to be determined on any particular business day, then for the purposes of this Section 3, the net asset value of a share as last determined shall be deemed to be the asset value of a share as of the close of business on that day. If there is no business day in any calendar month, the fee shall be computed on the basis of the asset value of a share as last determined, multiplied by the average number of shares outstanding on the last day of the month.

     (b) If the Board of Trustees of the Trust determines to issue any additional series or any classes of shares of any Fund for which it is proposed that the Adviser serve as investment manager, the Trust and the Adviser may enter into an Addendum to this Agreement setting forth the name for the series, the applicable fee and such other terms and conditions as are applicable to the management of such series of shares.

     In all other respects, the Agreement shall remain in full force and effect.

                                      CMG FUND TRUST

                                      JOSEPH R. PALOMBO
                                      --------------------------
                                      By:    Joseph R. Palombo
                                      Title: President


                                      COLUMBIA MANAGEMENT ADVISORS, INC.

                                      KEITH T. BANKS
                                      --------------------------
                                      By:    Keith T. Banks
                                      Title: Chief Executive Officer